                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 SCHEDULE 14D-9
                                 (RULE 14d-101)

                  SOLICITATION/RECOMMENDATION STATEMENT UNDER
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 24)

                               DIME BANCORP, INC.
                           (NAME OF SUBJECT COMPANY)

                               DIME BANCORP, INC.
                      (NAME OF PERSON(S) FILING STATEMENT)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                         (TITLE OF CLASS OF SECURITIES)

                                     25429Q
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                              JAMES E. KELLY, ESQ.
                                GENERAL COUNSEL
                               DIME BANCORP, INC.
                                589 FIFTH AVENUE
                                   3RD FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 326-6170
   (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICE
        AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                    COPY TO:

                            MITCHELL S. EITEL, ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (212) 558-4000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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     This Amendment No. 24 amends and supplements the
solicitation/recommendation statement on Schedule 14D-9 filed with the Securities and Exchange Commission on March 21, 2000, as subsequently amended on March 21, 2000, March 22, 2000, March 24, 2000, March 30, 2000, April 6, 2000,
April 7, 2000, April 12, 2000, April 14, 2000, May 1, 2000, May 2, 2000, May 19,
2000, May 24, 2000, May 31, 2000, June 2, 2000, June 16, 2000, June 20, 2000,
June 21, 2000, June 27, 2000, July 7, 2000, July 10, 2000 (2 Schedules), July
11, 2000 and July 28, 2000 (as so amended, the "Schedule 14D-9,") by Dime Bancorp, Inc., a Delaware corporation ("Dime"), in relation to the exchange offer disclosed in the Schedule TO, dated March 15, 2000 (as amended from time to time, "North Fork's Schedule TO"), of North Fork Bancorporation, Inc., a Delaware corporation ("North Fork"), and Fleet Boston Corporation, a Rhode Island corporation ("FleetBoston"), to exchange each issued and outstanding share of Dime common stock, par value $0.01 per share, for 0.9302 of a share of North Fork common stock, par value $0.01 per share, and $2.00 in cash, upon the terms and subject to the conditions described in North Fork's Schedule TO, the Registration Statement filed on Form S-4 by North Fork on March 15, 2000 and the Prospectus relating to North Fork's common stock dated March 14, 2000 and contained therein (each of which may be amended from time to time and each of which is an Exhibit and incorporated by reference into North Fork's Schedule
TO).

ITEM 3.  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

ITEM 4.  THE SOLICITATION OR RECOMMENDATION.

ITEM 7.  PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

     Item 3, 4 and 7 are hereby supplemented and amended by adding the following:

     On August 1, 2000 Dime commenced a tender offer to purchase up to 13,607,664 shares of its issued an outstanding common stock, par value $0.01 per share, including the associated preferred stock purchase rights, at a price not greater than $18.00 nor less than $16.00 per share, net to the seller in cash, without interest, as specified by stockholders tendering their shares, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 1, 2000 and the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the tender offer. The Offer to Purchase, Letter of Transmittal and all other disclosure materials related to the tender offer are filed as exhibits to Dime's Issuer Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on August 1, 2000 and are incorporated herein by reference as Exhibits (a)(38) - (a)(47).

     In addition, Dime entered into an employment agreement with Anthony P. Terracciano, dated July 6, 2000, and appointed Mr. Terracciano as Chairman of its Board of Directors. This employment agreement has been filed as an exhibit to Dime's Issuer Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on August 1, 2000 and is incorporated herein by reference as Exhibit (e)(22).

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

ITEM 9.  EXHIBITS.

     Item 9 is hereby supplemented and amended by adding the following:

EXHIBIT
NUMBER     DESCRIPTION
-------    -----------
(a)(38)    Offer to Purchase, dated August 1, 2000 (incorporated by
           reference to Exhibit (a)(1)(A) of Dime's Schedule TO filed on August 1, 2000).
(a)(39)    Letter of Transmittal (incorporated by reference to Exhibit
           (a)(1)(B) of Dime's Schedule TO filed on August 1, 2000).
(a)(40)    Notice of Guaranteed Delivery (incorporated by reference to
           Exhibit (a)(1)(C) of Dime's Schedule TO filed on August 1,
           2000).
(a)(41)    Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees, dated August 1, 2000
           (incorporated by reference to Exhibit (a)(1)(D) of Dime's
           Schedule TO filed on August 1, 2000).
(a)(42)    Letter to Clients for use by Brokers, Dealers, Commercial
           Banks, Trust Companies and Other Nominees, dated August 1,
           2000 (incorporated by reference to Exhibit (a)(1)(E) of
           Dime's Schedule TO filed on August 1, 2000).
(a)(43)    Guidelines for Certification of Taxpayer Identification
           Number on Substitute Form W-9 (incorporated by reference to
           Exhibit (a)(1)(F) of Dime's Schedule TO filed on August 1,
           2000).
(a)(44)    Summary Advertisement, as published on August 1, 2000
           (incorporated by reference to Exhibit (a)(1)(G) of Dime's
           Schedule TO filed on August 1, 2000).
(a)(45)    Letter to Participants in the North American Mortgage
           Company Retirement and 401(k) Savings Plan, dated August 1,
           2000 (incorporated by reference to Exhibit (a)(1)(H) of
           Dime's Schedule TO filed on August 1, 2000).
(a)(46)    Letter to Participants in Dime's Retirement 401(k)
           Investment Plan, dated August 1, 2000 (incorporated by
           reference to Exhibit (a)(1)(I) of Dime's Schedule TO filed on August 1, 2000).
(a)(47)    Press Release, dated August 1, 2000 (incorporated by
           reference to Exhibit (a)(5)(A) of Dime's Schedule TO filed on August 1, 2000).
(e)(22)    Employment Agreement, dated as of July 6, 2000, between Dime and Anthony P. Terracciano (incorporated by reference to
           Exhibit (d)(4) of Dime's Schedule TO filed on August 1,
           2000).

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

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          DIME BANCORP, INC.

                                          By: /s/   JAMES E. KELLY
                                          --------------------------------------
                                          Name: James E. Kelly
                                          Title: General Counsel

Dated: August 1, 2000

                                 EXHIBIT INDEX

EXHIBIT
NUMBER     DESCRIPTION
-------    -----------
(a)(38)    Offer to Purchase, dated August 1, 2000 (incorporated by
           reference to Exhibit (a)(1)(A) of Dime's Schedule TO filed on August 1, 2000).
(a)(39)    Letter of Transmittal (incorporated by reference to Exhibit
           (a)(1)(B) of Dime's Schedule TO filed on August 1, 2000).
(a)(40)    Notice of Guaranteed Delivery (incorporated by reference to
           Exhibit (a)(1)(C) of Dime's Schedule TO filed on August 1,
           2000).
(a)(41)    Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees, dated August 1, 2000
           (incorporated by reference to Exhibit (a)(1)(D) of Dime's
           Schedule TO filed on August 1, 2000).
(a)(42)    Letter to Clients for use by Brokers, Dealers, Commercial
           Banks, Trust Companies and Other Nominees, dated August 1,
           2000 (incorporated by reference to Exhibit (a)(1)(E) of
           Dime's Schedule TO filed on August 1, 2000).
(a)(43)    Guidelines for Certification of Taxpayer Identification
           Number on Substitute Form W-9 (incorporated by reference to
           Exhibit (a)(1)(F) of Dime's Schedule TO filed on August 1,
           2000).
(a)(44)    Summary Advertisement, as published on August 1, 2000
           (incorporated by reference to Exhibit (a)(1)(G) of Dime's
           Schedule TO filed on August 1, 2000).
(a)(45)    Letter to Participants in the North American Mortgage
           Company Retirement and 401(k) Savings Plan, dated August 1,
           2000 (incorporated by reference to Exhibit (a)(1)(H) of
           Dime's Schedule TO filed on August 1, 2000).
(a)(46)    Letter to Participants in Dime's Retirement 401(k)
           Investment Plan, dated August 1, 2000 (incorporated by
           reference to Exhibit (a)(1)(I) of Dime's Schedule TO filed on August 1, 2000).
(a)(47)    Press Release, dated August 1, 2000 (incorporated by
           reference to Exhibit (a)(5)(A) of Dime's Schedule TO filed on August 1, 2000).
(e)(22)    Employment Agreement, dated as of July 6, 2000, between Dime and Anthony P. Terracciano (incorporated by reference to
           Exhibit (d)(4) of Dime's Schedule TO filed on August 1,
           2000).

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